NSAR ITEM 77O.1

                                VKAC Utility Fund
                               10f-3 Transactions

UNDERWRITING #        UNDERWRITING          PURCHASED FROM    AMOUNT OF SHARES
                                                                  PURCHASED
       1         China Telecom Limited      Goldman Sachs         112,000
       2             France Telecom         Merrill Lynch          20,000
       3          Telstra Corp., Ltd.        First Boston          11,700


UNDERWRITING #      % OF UNDERWRITING      DATE OF PURCHASE

       1                  0.086%             10/16/97
       2                  0.009%             10/17/97
       3                  0.006%             11/17/97



Other Firms participating in Underwriting:

Underwriting for #1

Goldman, Sachs & Co.
China International Capital Corporation
Morgan Stanley & Co. Incorporation
Bear, Stearns & Co., Inc.
Donaldson, Lufkin & Jenrette Securities Corporation
Merrill Lynch, Inc.
Credit Suisse First Boston
Prudential Securities Inc.
RBC Dominion Securities Corp.
Salomon Brothers Inc.
Smith Barney, Inc.

Underwriting for #2

Merrill Lynch & Co.
Lehman Brothers
Paribas
Deutsche Morgan Grenfell
Lazard Freres & Co. LLC
Morgan Stanley Dean Witter
Saolmon Brothers Inc.

Underwriting for #3

Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
Macquarie Underwriting Limited
ABN AMRO Chicago Corporation
Were Stockbroking Limited
Merrill Lynch, Inc.
Salomon Brothers Inc.
Deutsche Morgan Grenfell Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co., Inc.
Ord Minnett Inc.
CIBC Wood Gundy Securities Corp.
Underwriting for #3 (con't)

RBC Dominion Securities Inc.
Bear, Stearns & Co.
Smith Barney Inc.